EXHIBIT 10.1

July 18, 2014

Mr. Thomas Pettit

5695 Merry Lane

Excelsior, Minnesota 55331

Dear Tom:

We are pleased to extend an offer of employment for the position of Senior Vice President & Chief Operating Officer with BioScrip, Inc. (together with its subsidiaries, the “Company”), reporting to the Chief Executive Officer, currently Rick Smith. As discussed, we anticipate your employment to begin on July 18, 2014 (“Start Date”). This offer, if accepted by you, shall be your Employment Agreement with the Company. Under the Agreement, your employment shall be for a term of two years (“Term”), provided, however, that your employment and the Company’s obligations under this offer letter will end automatically upon your death; that the Company may terminate your employment for Cause (as defined below) or, upon thirty (30) days advance written notice, as a result of Disability (as defined below) at any time; that the Company may terminate your employment Without Cause (as defined below) at any time by providing ninety (90) days advance written notice of such termination; that you may terminate your employment for Good Reason (as defined below) at any time by providing seventy five (75) days advance written notice of such termination; and that if you are terminated Without Cause or resign for Good Reason, then the Company will provide the continuing cash compensation payments and benefits, subject to the conditions, described below. You acknowledge and understand that if the Company continues your employment after the Term, and this Agreement is not renewed, and you and the Company do not enter into a new employment agreement, then such employment will be on at will basis.

Your offer is contingent upon the results of your reference and background checks as well as negative results from a required confidential drug screening examination.  Within the next 2 days, you will receive an email from Docusign that contains all of the documents we will need to process the reference and background checks and arrange for your drug screening.  Once you complete and submit these documents, we will begin processing your background check.  You will also receive an email within two days via Escreen with the information you will need to take your drug screening.  Please print out the attached EPassport and take it along with your driver’s license to the designated testing facility. Please note that you will be required to perform your drug screening within 72 hours of receipt of your email or your offer of employment will be withdrawn.

•	This offer includes starting base salary at the rate of $415,000 per annum, paid in bi-weekly installments of $15,961.53, subject to applicable taxes and other withholdings. Your cash and equity compensation will be subject to an annual review by the Compensation Committee of the Board of Directors of the Company (“Board”) and your salary may be increased (but not reduced) by the Board, in its sole and absolute discretion, after such review.

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•	You will not accrue paid time off, but rather will be eligible to take time off from work, without reduction in salary, in accordance with Company policy applicable to executives. You will be eligible to take at least 25 days off from work annually (prorated for 2014), in addition to all Company holidays, provided, however, that any unused time off in any year will not be carried over to any subsequent year and you will not be paid for unused time off when your employment ends.

•	You will be granted options to purchase 200,000 shares of the Company’s common stock, par value $0.0001 per share, on your Start Date, which will be subject to the terms and conditions set forth in the 2008 BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan, as amended effective as of May 8, 2014 (“Option Plan”) and any option award agreement presented by the Company in connection with the award of such options. In addition, after you complete 100 calendar days of employment with the Company, you will be recommended to be awarded options to purchase 20,000 shares of the Company’s common stock, par value $0.0001 per share, subject to the terms and conditions set forth in the Option Plan and any option award agreement presented by the Company in connection with the award of such additional options, subject to the achievement of certain milestones mutually agreed to by you and the Chief Executive Officer during the first 10 days of your employment. No later than 110 calendar days after your Start Date, the Chief Executive Officer will report to the Compensation Committee on whether the agreed milestones have been achieved, and if they have achieved been achieved, will recommend the award of such additional options. The exercise price of options shall be the market price on the date each option grant is approved by the Board. Options will vest in three equal amounts at the rate of one-third per year over three years commencing on the first anniversary of the grant date, subject to your being employed by the Company on such anniversary date or as otherwise expressly provided in the Option Plan. These recommendations are subject to approval of the Compensation Committee of the Board. Upon your annual review by the Board Compensation Committee, you will be considered for and may be granted additional equity compensation, including stock options.

•	Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date the bonus is paid. You will be eligible for a target bonus of 80% of your base salary; a lesser bonus if targets are not fully achieved, subject to applicable thresholds; and an exceeds target bonus of up to 160% of your base salary for each fiscal year, with the pool determined by the Company and the Board and subject to corporate, departmental and individual objectives, as applicable, being met. Your objectives, and whether you have met your objectives, for a bonus will be determined by the Board in the same manner as it determines bonus objectives and bonuses for other senior executives. For fiscal year 2014, your objective is the target EBITDA established by the Board for awarding senior management incentive bonuses, and, as an exception to policy, your base salary will be deemed to be the annualized amount of $415,000 for purposes of determining the bonus, even though you will not work for the entire year. For 2015 and subsequent complete years, for bonus purposes, your base salary shall be your annualized base salary as may be increased by the Company. To the extent required by applicable law or written Company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus or other incentive compensation (if any) shall be subject to any required clawback, forfeiture, recoupment or similar requirement prescribed by law.

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•	Within thirty (30) days following your submission to the Company of proof of payment to your legal counsel of fees and costs directly related to legal services provided by such legal counsel to you in connection with you joining the Company and/or this Agreement, the Company shall reimburse you in an amount not to exceed in the aggregate ten thousand dollars ($10,000), which reimbursement payment(s) shall not be subject to withholdings.

•	If you are terminated by the Company or any successor Without Cause or you resign for Good Reason, then, subject to your timely execution and delivery, and non-revocation, of the Company’s standard Waiver and Release Agreement in effect as of the Start Date, subject to modification by the Company to comply with laws applicable to the validity of releases (“Release”), you will be entitled to receive (a) severance payments at the rate of your then current base salary for a severance period equal to one year, provided, however, if your last day of employment occurs before the first anniversary of the Start Date, then the severance period will be equal to one year plus the difference between 365 days and the number of calendar days between the Start Date and your last day of employment; (b) a lump payment to you of $20,000 for outplacement counseling, executive coaching and/or other transition costs, of your choosing, and (c) a bonus (determined by the Compensation Committee in the manner and at the time described above) for the year in which you ceased employment, which will be pro-rated by multiplying such bonus by the fraction in which the numerator is the number of calendar days from January 1 through the Termination Date and the denominator is 365.

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The severance payments described above are payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding, and payments will begin at the time, and subject to the conditions, set forth in the Release.

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The severance payments described above shall begin as soon as practicable following the date upon which the Release becomes effective, with the first payment following the effective date of the Release to include all severance payments that would have been made had such severance began upon the date of your termination of employment. Notwithstanding the foregoing, in no event shall you be paid the severance payments described above if the Release has not become effective by the 60th day following your termination of employment, provided, however, (i) this sentence does not waive your right to sue the Company for severance payments in the event the Company refuses to pay severance payments on the grounds that you were neither terminated Without Cause nor resigned for Good Reason, and (ii) in the event you notify the Company within thirty (30) days after you receive the Release that you dispute the Company’s calculation of severance payments, then both Parties will use their best efforts, good faith, diligence and expedition to settle such dispute and reach mutual agreement with respect to the amount of your severance payments so that the Release becomes effective by the 60th day following your termination, but if such efforts are unsuccessful, then the Release will be amended to exclude solely the disputed severance payment amounts from the released claims and to provide that the Company will pay the undisputed severance payment amounts, and the time to execute the Release as amended will be extended to the 90th day following your termination of employment.

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•	Notwithstanding the foregoing, in the event that you are considered a “specified employee” for purposes of Internal Revenue Section 409A (“Code Section 409A”), any severance payments payable pursuant to this letter that constitutes “deferred compensation” within the meaning of Code Section 409A that would otherwise be paid during the six-month period immediately following your “separation from service” (within the meaning of Code Section 409A) shall be accumulated and paid to the you on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if you die prior to the payment of such amounts, such amounts shall be paid to your personal representative on the first to occur of the Delayed Payment Date or 10 days following the date of your death. For purposes of Code Section 409A, your right to the severance payments described in this letter shall be treated as a right to a series of separate payments. Any references to termination of employment or date of termination in this offer letter shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

•	If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, then (i) the Company is not liable for or obligated to pay you any bonus compensation, incentive or otherwise, or any other compensation promised by this offer letter other than unpaid base salary that has been earned through your last day of employment, and the pro-rata bonus and severance payments described above; (ii) stock options that vested through your last day of employment may be exercised in accordance with the Option Plan, and all unvested options shall cease to vest and be forfeited as of such date; and (iii) no other benefits shall accrue or vest subsequent to such date.

For purposes of this offer letter, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) your conviction of, or plea of nolo contendere to, a criminal offense that (a) is a felony, or (b) results in imprisonment; (iii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iv) your violation of federal securities laws or state securities law applicable to the Company; (v) your willful engagement in misconduct which is materially injurious to the Company or any of its subsidiaries; or (vi) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or the Chief Executive Officer of the Company or failure to correct any conduct which constitutes a material breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or the Chief Executive Officer of the Company, in either case after not less than thirty (30) days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company). For purposes of this offer letter, a termination of employment “Without Cause” means a termination of your employments by the Company for any reason other than your death, Cause or Disability.

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For purposes of this offer letter, “Disability” means your failure, because of illness, accident or any other physical or mental incapacity to perform the essential functions of your position for six consecutive months or an aggregate of any 130 business days within any 12 month period, subject to reasonable accommodation provisions of applicable laws.

For purposes of this offer letter, “Good Reason” means the existence without your written consent of any one or more of the following conditions that continue for more than 45 days following your written notice of such condition(s) to the Chief Executive Officer (“Cure Period”): (i) a material adverse change in or reduction of your title, authority, duties and responsibilities, or your ceasing to report directly to the Chief Executive Officer; (ii) the assignment to you of duties materially inconsistent with your position with the Company; (iii) a reduction in your base salary; (iv) your no longer being eligible for a target bonus of 80% of your base salary, provided, however, to the extent that a reduction in bonus eligibility is accompanied by your eligibility for an award of equity compensation that has a substantially equivalent value to such bonus eligibility reduction, the reduction in bonus eligibility will not constitute Good Reason; or (v) all or substantially all of the assets of the Company are purchased, and within 60 days of the consummation of such transaction the purchaser neither adopts this Employment Agreement nor offers you an employment agreement on substantially equivalent economic terms to this Employment Agreement, provided, however, that you must (x) deliver such notice within 30 days following your learning of such condition(s), and (y) you must cease employment within 45 days after the end of the Cure Period.

During the term of your employment, you shall be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, at the Company’s discretion, provided, however, you are not eligible to also participate in any Company severance plan if you receive a severance under this Agreement. As a point of clarification, you will be eligible for medical coverage under our benefits programs on the first day of the month following 30 days of employment.

During your employment with the Company and thereafter, you agree not to make, publish or communicate at any time to any person or entity, any Disparaging (defined below) remarks, comments or statements concerning the Company, its affiliates, or any of their respective present and former directors, officers, employees or agents. During your employment with the Company and thereafter, the Company agrees that the members of its Board of Directors (“Board”), its officers, and employees in its Human Resources Department (Specified Persons”) shall not make, publish, or communicate at any time to any person or entity any Disparaging (defined below) remarks, comments or statements concerning you. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this paragraph does not apply to (i) any truthful testimony, pleading, charge, or sworn statements in any judicial, arbitration or government or regulatory agency proceeding, or in communications before such proceedings between you and the Company with respect to the enforcement of this Agreement; (ii) any attorney-client communications; (iii) any communications with a government or regulatory agency; (iv) during the period you are employed by the Company, internal communications made in good faith and in the course of business (x) by you to other Company employees or officers, or Board members, or (y) by Specified Persons to other Company employees, officers or Board members, or among themselves; or (v) truthful statements regarding your termination as required or, in the discretion of the Board, deemed advisable to be made in the Company’s or any affiliate’s public filings or announcements, provided, however, the Company will provide you a draft of the language of such filing or written announcement, and provide you an opportunity to comment on the draft before the Company issues the announcement or filing.

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For purposes of Federal I-9 Immigration Law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. You will need to bring your identity documents with you to your first day of orientation/employment, and you will need to complete an I-9 form. You have three (3) business days from your first day of employment to furnish the required identification documentation as a condition of continued employment.

This offer letter will only become effective as your Employment Agreement when both this offer letter and the Restrictive Covenants Agreement attached to this letter are executed by you and delivered to the Company.

You represent and warrant that: your entering into and performing under this offer letter will not violate your agreement with any third party; there are no restrictions or obligations to any third party which would restrict your performance of your duties under this offer letter; and you have not provided, or promised to provide, the Company with any confidential information, trade secrets, or property of any of your former or current employers. You represent and warrant that you have not been convicted, or had a judgment entered against you, for any federal or state securities law violation, and that to your knowledge you are not currently under investigation by any government agency or regulatory authority with respect to any federal or state securities laws violation.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you the Company. No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter. This offer supersedes all prior offers, both verbal and written. This offer letter shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.

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Please call me to discuss any questions or comments that you may have regarding these terms. We are very pleased at the prospect of you joining our team!

Sincerely,

/s/ Vito Ponzio, Jr.

Vito Ponzio, Jr.

Senior Vice President, Human Resources

BioScrip, Inc.

I accept the offer as stated.

/s/ Thomas F. Pettit	July 16, 2014
Thomas Pettit	Date signed

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RESTRICTIVE COVENANTS AGREEMENT

1. Background. BioScrip, Inc. (BioScrip or the “Company”)[1] desires to employ you, Thomas Pettit, and you desire to be employed by the Company. As a condition to such employment the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).

2. Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with access to the Company’s Confidential Information (through computer password or other means.

3. Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion and mail order pharmacy services; pharmacy benefit management services; and the operation of retail pharmacies; and (B) home health and related services, including nursing; durable medical equipment; respiratory, physical and occupational therapy; and hospice care; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business; (vi) the Restrictive Covenants are reasonable, valid and enforceable; and (vii) the Company would not have offered you employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, you covenant and agree that:

(a) Restriction on Competition. While you are employed by the Company and for a period of one year from the termination of such employment (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” anywhere in the United States of America (the “Territory”). “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service in the Territory that competes with one or more of the products or services offered by the Company during the two year period preceding the termination of your employment and such products and services at the time in question are still offered by the Company (“Competitive Products or Services”). Where you participate or are engaged in any division, unit, affiliate, subsidiary or part of a company (“Part”) which does not offer any Competitive Products or Services; such Part is discrete and separated from any other part of the company offering any such Competitive Products or Services (“Competitive Part”), and you certify that you will in no way be involved with such Competitive Part of the company and/or such Competitive Products or Services, then you will not be subject to the prohibitions of this paragraph. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation.

1 For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An “affiliate” of, or a company or person “affiliated” with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.

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(b) Restriction on Customer and Employee Solicitation. While you are employed by the Company and for a period of two years following the termination of such employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:

(i) solicit, knowingly induce or encourage any employee or independent contractor who provided services to the Company during the one year period preceding the termination of your employment to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any such employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or

(ii) solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or

(iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4. Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

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All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5. Duty of Loyalty; Employment Status. During your employment by the Company, you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated. Nothing in this RC Agreement shall be construed to affect the term of your employment as set forth in your offer letter.

6. Rights and Remedies upon Breach of Restrictive Covenants. You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000. For purposes of the enforcement of any restrictions contained herein the parties agree that the respective time periods for any restrictions shall be tolled for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.

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(b) The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.

7. Severability and Choice of Law. If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of New York shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of New York or of the state where you may reside at the time of enforcement.

8. Counterparts:  This Agreement may be signed in two counterparts with the same effect as if the signatures were upon the same instrument.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as an attachment to an electronic mail message is to be treated as an original document.  The signature of any Party thereon, placed there for purposes of execution hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

Effective as of July 18, 2014

Agreed:
BioScrip, Inc.

By:	/s/ Vito Ponzio, Jr.
Name: Vito Ponzio, Jr.
Title: SVP, Human Resources

July 18, 2014
Date

Thomas Pettit

/s/ Thomas F. Pettit
Signature

Thomas F. Pettit
Printed Name

July 16, 2014
Date

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